Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-200169) pertaining to the Foster Wheeler AG Omnibus Incentive Plan, AMEC Savings Related Share Option Scheme 2005, AMEC Restricted Share Plan and AMEC Performance Share Plan Amec Foster Wheeler plc of our report dated 26 March 2015, with respect to the consolidated financial statements of Amec Foster Wheeler plc, included in this Annual Report (Form 20-F) of Amec Foster Wheeler plc for the year ended 31 December 2014.

/s/ Ernst & Young LLP

London, England

14 April 2015